Exhibit 99.1

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District,
Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com

Zhongpin Special Committee Appoints Barclays Bank PLC as Independent Financial Advisor
to Evaluate Non-binding Going Private Proposal

BEIJING and CHANGGE, China, May 10, 2012 /PRNewswire-Asia-FirstCall/ -- Zhongpin Inc. ( the ”Company,” NASDAQ: HOGS), a leading meat and food processing company in the People's Republic of China, today announced that the special committee of the Company's board of directors (the "Special Committee") has appointed Barclays Bank PLC as its independent financial advisor. Akin Gump Strauss Hauer & Feld LLP has been retained as the Special Committee's legal counsel.

As previously announced, the Company's board of directors formed the Special Committee to review and evaluate the March 27, 2012 non-binding proposal from its chairman and chief executive officer, Mr. Xianfu Zhu, to acquire all of the outstanding shares of the Company's common stock not currently owned by him.

The Special Committee is considering Mr. Zhu's proposal, as well as the Company's other strategic alternatives. No decisions have been made by the Special Committee with respect to the Company’s response to Mr. Zhu’s proposal. The Special Committee has not set a definitive timetable for the completion of its evaluation of Mr. Zhu’s proposal or any other alternative and does not currently intend to announce developments unless and until an agreement has been reached. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that Mr. Zhu’s proposal or any other transaction will be approved or consummated.

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,438 retail outlets as of March 31, 2012. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District,
Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com

Safe Harbor Statement

This news release contains certain statements that may include “forward looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)

Director of Investor Relations

Telephone +86 10 8455 4188, extension 106 in Beijing

ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)

Chief Financial Officer

Telephone +86 10 8455 4388 in Beijing

warren.wang@zhongpin.com

Christensen

Mr. Julian (Yujia) Zhao (English and Chinese)

Telephone +86 10 5826 4727 in Beijing

yzhao@christensenir.com

Mr. Tom Myers (English)

tmyers@christensenir.com